                                                                  EXHIBIT (c)(1)

                                 PRESS RELEASE


FOR RELEASE:   Immediately

DATE:          December 8, 1993

CONTACT:       Spencer I. Browne, President - (303) 773-1100


         M.D.C. HOLDINGS, INC. ANNOUNCES PLAN TO ACQUIRE RICHMOND HOMES


     DENVER, DECEMBER 8 -- M.D.C. Holdings, Inc. (NYSE/PSE: MDC), one of the nation's largest home builders and mortgage lending companies, announced today that it has entered into agreements providing MDC with the right to acquire all of the shares of common stock and preferred stock of Richmond Homes, Inc. I that are not owned currently by MDC. Richmond Homes is a 45%-owned consolidated affiliate of MDC through which MDC conducts substantially all of its Colorado home building activities. Upon the acquisition of such shares, MDC will own 100% of the capital stock of Richmond Homes.

     MDC has entered into a purchase agreement with the Base Assets Trust, a liquidating trust formed under the laws of California and created pursuant to that certain Base Assets Trust Agreement dated September 3, 1993 by and among John Garamendi, solely in his capacity as Commissioner of the California Department of Insurance and conservator, rehabilitator and liquidator of Executive Life Insurance Company, and the trustee(s), providing for the purchase by MDC of (i) 1,990 shares (19.9%) of Richmond Homes common stock; (ii) 1,400 shares of Richmond Homes Class A preferred stock; and (iii) a general partnership interest in the Rock Creek Investment Partnership for an aggregate purchase price of $16,140,000 in cash. In addition, the agreement provides that MDC will purchase 2,560,866 shares of MDC common stock from Base Assets for a per share purchase price equal to the higher of (w) $5.75; (x) the average of the daily closing sales prices on the New York Stock Exchange of the MDC common stock for 20 trading days out of the 30-day trading period ending on the second business day prior to the closing of the transaction, such 20 trading days to be selected by Base Assets; (y) the per share sale price of the MDC common stock to a third party arranged by MDC; or (z) the closing sale price of the MDC common stock reported on the New York Stock Exchange on a specified date.

     To complete, among other things, the acquisition of Richmond Homes, MDC also entered into an option agreement with Messrs. Larry A. Mizel and David D. Mandarich, Chairman and Chief Executive Officer and Executive Vice President-Real Estate of MDC, respectively. Pursuant to this agreement, MDC has been granted an option to purchase all of the 3,500 shares (35%) of Richmond Homes common stock owned by Messrs. Mizel and Mandarich for an aggregate purchase price ranging from a minimum of $2,000,000 up to a maximum of $3,500,000. The final price for these 3,500 shares will be based upon the valuation of Richmond Homes as determined by the independent financial advisor to be retained by a Special Committee established by the Board of Directors of MDC in connection with such transaction. The form of consideration will consist of shares of MDC common stock valued at $5.75.

     The acquisition of the capital stock of Richmond Homes pursuant to these agreements is subject to the satisfaction of certain conditions. Accordingly, there can be no assurance that these transactions will be consummated.


                                    - END -

                                                                               6